For Immediate Release

News Release

Republic Companies Group, Inc. Comments on Recent Hurricane Losses and Reinsurance Coverage for Catastrophic Weather Events

Dallas, Texas -- October 5, 2005 -- (NASDAQ:RUTX) Republic Companies Group, Inc. ("Republic") today released information regarding its response to the recent hurricanes and the financial effects on the Company's third quarter results. The Company's personnel and representatives were already mobilized assisting policyholders impacted by Hurricane Katrina when Hurricane Rita made landfall, thus allowing us to rapidly respond to the new storm. The effect on Republic's financials of both Hurricane Katrina and Hurricane Rita should be within the loss expected from a major wind-related catastrophe covered by Republic's reinsurance treaties. During the third quarter, Republic purchased additional reinsurance coverage to protect against additional catastrophe weather events in 2005. The after tax impact on Republic's third quarter net income of Hurricane Rita (net of recoveries from catastrophe reinsurance treaties) and the cost of additional reinsurance coverage is estimated at $1.3 million. The remainder of the cost of the additional reinsurance coverage will be reflected in our fourth quarter results. Taking into account the previously reported impact of Hurricane Katrina, the total after tax impact on our third quarter financials of the two hurricanes (net of reinsurance recoveries) and the related purchase of additional reinsurance is approximately $4.6 million.

Member companies of The Republic Group provide insurance for windstorm damage and related risks to homes, automobiles and commercial businesses in Texas and Louisiana. Consistent with industry practice, Republic's policy terms do not include losses related to flood damage. Republic has no significant property risks in the other states impacted by Hurricane Rita.

Parker Rush, President and Chief Executive Officer commented, "We continue to work diligently with our policyholders and independent agents impacted by Hurricanes Rita and Katrina to assist them in their rebuilding efforts. Long before these catastrophes occurred, we took prudent and conservative measures to ensure our ability to manage through events of this magnitude and make good on our contractual obligations to policyholders and agents. Our 102 year commitment to this region remains as strong today as after similar events in years past. Republic and its employees continue to provide other financial and volunteer assistance to residents impacted by these events."

The losses related to Hurricane Rita are a subject of continuing assessment. As such, Republic is not yet able to fully assess the gross losses incurred by the Company as a result of Hurricane Rita. However, sufficient information is now available to report that we expect the gross loss to be within the limits of the Company's excess of loss reinsurance coverage. This estimate is preliminary and based on broad assumptions about coverage, damage and reinsurance, including claims received to date, industry loss estimates, estimates from industry and proprietary models, and contract language, among other factors.

The Company plans to announce its third-quarter financial results on November 3, 2005.

2005 Guidance

For the full year 2005, Republic has decreased its return on average equity guidance from a range of 13% - 15% to a range of 12% - 14%.

About Republic

Republic Companies Group, Inc. is a holding company of a group of insurance companies and related entities that provide personal and commercial property and casualty insurance products to individuals and small to medium-size businesses primarily in Texas, Louisiana, Oklahoma and New Mexico. Our focus on this large and fast-growing region helps us identify profitable underserved niche opportunities primarily in rural and small to medium-size metropolitan areas. We have written insurance in Texas consistently throughout our entire 102 year history and have developed market knowledge and a loyal network of independent agents and a select group of managing general agents who provide us access to what we believe are among the most profitable markets. We are rated A- (Excellent) by A.M. Best Company, Inc. with a stable outlook. We completed our Initial Public Offering in early August, 2005.

Precautionary Statement Regarding Forward-Looking Information

Some of the statements in this press release may include forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA), that reflect our current views with respect to future events and financial performance. These forward-looking statements, which may apply to us specifically or the insurance industry in general, are made pursuant to the safe harbor provisions of the PSLRA and include estimates and assumptions related to economic, competitive, regulatory, judicial, legislative and other developments. All forward-looking statements address matters that involve risks and uncertainties. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions otherwise prove to be incorrect, our actual results may vary materially from what we project. Among other things, inherent uncertainties in the loss estimation process, adverse regulatory or judicial interpretation of coverage, and the adequacy of the allowance for reinsurance recoverables can impact actual results. You should read the additional information regarding these and other risk factors and uncertainties which may be found in Republic Companies Group, Inc.'s filings with the Securities and Exchange Commission (available at www.sec.gov). Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph.

Media and Investor Contact

Michael E. Ditto, Esq.

Vice President, General Counsel and Secretary

972 788 6000